EXHIBIT 8.1

[Shearman & Sterling LLP Letterhead]

July 31, 2004

Waste Services, Inc.

1122 International Blvd.
Suite 601
Burlington, Ontario L7L 6Z8

Registration Statement on Form S-3

Ladies and Gentlemen:

      We are acting as special U.S. federal income tax counsel to Waste Services, Inc., a corporation organized under the laws of the state of Delaware (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of shares of common stock of the Company (the “Shares”) as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

      We hereby confirm that the discussion under the caption “U.S. Federal Income Tax Consequences,” insofar as such discussion represents legal conclusions or statements of U.S. federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Shares by “U.S. Holders” and “Non-U.S. Holders” (as such terms are defined in the Prospectus).

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Consequences” in the Prospectus.

Very truly yours,

/s/ SHEARMAN & STERLING LLP